Exhibit 10.2

INCENTIVE STOCK OPTION NOTICE

[name]

[address]

This Option Notice (the “Notice”) dated as of April 28, 2005 (the “Grant Date”) is being sent to you by NTL Incorporated (including any successor company, the “Company”). As you are presently serving as an employee of NTL Incorporated or one of its Subsidiary Corporations, in recognition of your services and pursuant to the Amended and Restated NTL 2004 Stock Incentive Plan (the “Plan”), the Company has granted you the Option provided for in this Notice. The Option is subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and defined terms used but not defined in this Notice shall have the meaning set forth in the Plan.

1. Grant of Option. The Company hereby irrevocably grants to you, as of the Grant Date, an option to purchase up to [number] shares of the Company’s Common Stock at a price of $63.86 per share. This Option is intended to qualify as an Incentive Stock Option under U.S. tax laws and the Company will treat it as such to the extent permitted by applicable law.

2. Vesting. This Option shall vest as to 20% of the shares on January 1, 2006 and as to an additional 20% of the shares on each January 1 thereafter until fully vested. Notwithstanding Section 6(j)(1) of the Plan, this Option shall not vest or become exercisable upon the occurrence of an Acceleration Event.

3. Exercise Period. Generally, this Option may not be exercised unless you are at the time of exercise an employee of the Company, a subsidiary corporation or a parent corporation and unless you have remained continuously so employed since the Grant Date. This Option shall stop vesting immediately upon the termination of your employment and your right to exercise the Option, to the extent vested, shall terminate on the earlier of the following dates: (a) three months after your termination other than for Cause; (b) one year after your termination resulting from your retirement, disability or death; (c) the date on which your employment is terminated for Cause; or (d) April 27, 2015.

4. Manner of Exercise. This Option may be exercised by delivery to the Company of a written notice signed by the person entitled to exercise the Option, specifying the number of shares which such person wishes to purchase, together with a certified or bank check or cash (or such other manner of payment as permitted by the Plan) for the aggregate option price for that number of shares and any required withholding (including a payment sufficient to indemnify the Company or any subsidiary of the Company in full against any and all liability to account for any tax or duty payable and arising by reason of the exercise of the Option).

5. Transferability. Neither this Option nor any interest in this Option may be transferred other than by will or the laws of descent or distribution.

for and on behalf of NTL INCORPORATED

Simon Duffy Chief Executive Officer